Exhibit (3)(i)(a)
                           CERTIFICATE OF AMENDMENT
                                       OF
                           ARTICLES OF INCORPORATION
                                       OF
                         WESTLAND DEVELOPMENT CO., INC.

Pursuant to the provisions of the Business Corporation Act of New Mexico, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the corporation is WESTLAND DEVELOPMENT CO., INC.

SECOND: The following amendments to the Articles of Incorporation were adopted by the shareholders of the corporation at the annual meeting of shareholders held on November 13, 1998, in the manner prescribed by the Business Corporation Act of New Mexico, as follows:

  1. Article IV For the Amendment of Article IV of the Company's Articles of Incorporation to delete from such Article the authority to issue Class A Stock. The remainder of the Article is not amended and remains the same.

  2. Article  VII: To amend the Articles of  Incorporation  to add thereto a new
     Article VII to provide that: "The vote required to amend these Articles of Incorporation shall be a simple majority of all shares entitled to notice of and to vote at any meeting of shareholders whereat any amendment to these Articles is proposed.

  3. Article II: To amend Article II by replacing it in its entirety with the following language: "The period of this corporation's existence shall be in perpetuity".

THIRD: The number of issued and outstanding shares of the Corporation's common stock entitled to vote on the Amendments at the meeting that adopted the Amendments on November 4, 1998, was 802,708 shares.

FOURTH: The corporation has two classes of issued and outstanding common stock entitled to vote on the amendment, those being no par value common stock and Class B common stock. The aggregate of all such issued and outstanding shares at the time of the meeting of shareholders was 802,708. The amendments were not matters specified by Section 53-13-3 NMSA 1978 as requiring a vote by class.

FIFTH: Of the 802,708 shares of issued and outstanding common stock entitled to vote on the amendments, they were voted as follows:

  1. There were 550,252 shares voted for the Amendment of Article IV (68.55%) and 80,773 shares voted against the amendment (10.06%).

  2. There were 558,762 shares voted for the Amendment creating a new Article VII (69.61%) and 71,428 shares voted against the amendment (8.89%).

  3. There were 569,221 shares voted for the Amendment of Article II (70.91%) and 61,029 shares voted against the amendment (7.60%).

SIXTH: The result of these amendments had no effect on the number of the Corporation's authorized shares or its stated capital.


IN WITNESS WHEREOF, the said WESTLAND DEVELOPMENT CO., INC. has caused this Certificate of Amendment to be signed by its President and its Secretary and its corporate seal to be affixed hereto this __ day of November, 1998. WESTLAND DEVELOPMENT CO., INC.


By:  Barbara Page
     -----------------------
     Barbara Page, President


By:  Lee Anaya
     ------------------------------
     Lee Anaya, Assistant Secretary


STATE OF NEW MEXICO     )
                        )ss.
COUNTY OF BERNALILLO    )

On November 19, 1998, personally appeared before me, a Notary Public in and for the State of New Mexico, Barbara Page, President, and Lee Anaya, Assistant Secretary, of WESTLAND DEVELOPMENT CO., INC., a New Mexico corporation, who acknowledged that they executed the foregoing Certificate of Amendment of the Articles of Incorporation on behalf of WESTLAND DEVELOPMENT CO., INC. and that the statements therein contained are true.

 Linda J. Blair
 --------------
 Linda J. Blair (Notary Public)

My commission expires 8/15/2001